U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person

  Schlossman                         Corey                 P.
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   (Last)                           (First)             (Middle)

                              19645-A Roscoe Blvd.
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                                    (Street)


 Northridge                          CA                 91324
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

                              PerfectData Corp. - PERF

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

                                   ###-##-####

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4.   Statement for Month/Year

                                     9/02

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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [ ]  Officer (give title below)           [_]  Other (specify below)


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock, no  par value            N/A            N/A             N/A         N/A    N/A      454,760(1)     D         N/A


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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

     (1) the Reporting Person advised the Issuer that he was not the beneficial owner of 41,500 shares of Common Stock, as of March 31, 2000.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Common Stock        $4.625   9/17/02   D(1)           25,000           9/6/10   Common   25,000   0       35,000      D       N/A
   Options                                                                      Stock

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Common Stock        $18.50   9/17/02   D(1)           25,000           3/30/10  Common   25,000   0       10,000      D       N/A
   Option                                                                       Stock

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Common Stock        $1.00    9/26/02    A       25,000        (2)      9/25/12  Common   25,000   0       35,000      D       N/A
   Options                                                                      Stock

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Explanation of Responses:

     (1) The Options were surrendered to the Issuer for no consideration as pre-requisite to prospective acquisition.

     (2) The option becomes exercisable on a cumulative basis as to 8,333 shares on 9/26/03 and 9/26/04 and as to 8,334 on 9/26/04.


                                 /s/ Corey P. Schlossman       10/4/02
                        -----------------------------------   ------------------
                             Corey P. Schlossman                Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.